Exhibit 99.1

DGSE Companies, Inc. Reports Second Quarter 2013 Results

Quarterly Revenues Increase to $29.5 Million from $28.6 Million in Year-Ago Period

Balance Sheet Remains Strong with $2.7 Million in Cash and Cash Equivalents at June 30, 2013

DALLAS--(BUSINESS WIRE)--August 13, 2013--DGSE Companies, Inc. (NYSE MKT: DGSE), a leading wholesaler and retailer of jewelry, diamonds, fine watches, precious metal bullion and rare coin products, today announced its financial results for the three and six months ended June 30, 2013.

Second Quarter 2013 Summary

  Revenues were $29.5 million compared to $28.6 million in the year ago period, a 3.3% increase
  Gross profit was $4.1 million, or 14% gross margin, compared to $4.0 million, or 14% gross margin in the same period last year
  Total expenses decreased 12.7% to $5.3 million from $6.1 million in the year-ago quarter as expenses related to prior restatements declined, and the Company's expense reduction efforts reduced expenses across the board
  SG&A from continuing operations, excluding non-recurring expenses related to the restatement and shareholder lawsuits, decreased to $4.9 million from $5.0 million in the prior-year second quarter, inclusive of incremental operating expenses from five additional retail locations
  Net loss was $1.1 million compared to a loss of $2.4 million in the year-ago period. The year-ago period included a $0.2 million loss from discontinued operations, net of taxes
  Opened three new locations, one each in the Dallas-Fort Worth, Atlanta and Charleston (South Carolina) metro areas

James Vierling, Chief Executive Officer and Chairman of the Board, stated, “We continued to focus on our strategic initiatives and have opened three new locations in 2013. In April, we opened a Southern Bullion Coin & Jewelry retail location in Cumming, near Atlanta, Georgia. In June, we opened a Dallas Gold & Silver Exchange retail location in Garland, Texas, which represents DGSE’s ninth retail location in the Dallas-Fort Worth metro area and, now provides the Company complete east-west coverage of the area. Last week, we opened our second Charleston Gold & Diamond Exchange retail location, in Summerville, South Carolina to service the north and western parts of the historically strong Charleston market. Relative to these retail location openings, our efforts to reduce operating expenses continue to be successful, as we decreased our total expenses by almost $800,000, even while incurring $342,000 in incremental operating expenses related to new stores opened in the last 12 months. We remain focused on funding retail location openings from operating cash flow as we have done in the past.”

Mr. Vierling continued, “We increased our revenues in the second quarter, historically our slowest seasonal quarter, and delivered approximately break-even results on an adjusted EBITDA basis, excluding non-recurring expenses, for the six month period. We managed this amid one of the most volatile precious metal environments in recent history, including unprecedented declines in gold prices. Margins in the quarter were impacted by a shift in product mix. We had higher bullion sales, which carry a lower gross margin. Our higher-margin jewelry business was slightly ahead of last year, while the scrap business declined, as falling gold prices are usually indicative of lower scrap buys. Our ability to operate essentially at a break-even level, even in this challenging environment, demonstrates the progress we have made in diversifying our revenue streams and reducing operating expenses. As this sharp decline in gold prices abates, and the macroeconomic environment normalizes, this progress will help DGSE to deliver strong results.”

Second Quarter 2013 Results

Revenues increased by $0.9 million or 3.3% in the quarter ended June 30, 2013, to $29.5 million, compared to $28.6 million in the quarter ended June 30, 2012. Strong revenue increases in bullion sales and, to a lesser extent, jewelry sales, were offset by decreases in sales for scrap and rare coins. In addition, revenue from discontinued operations for Superior Galleries, Inc. was excluded in the amount of $0 and $1.1 million for the periods ended June 30, 2013 and 2012, respectively.

Gross profit increased in the quarter by $0.1 million, to $4.1 million or 14% of revenue, compared to $4.0 million or 14% of revenue in the prior year quarter. Lower margin bullion sales were offset by improvements in margins for the jewelry segment.

Selling, general and administrative expenses decreased $0.8 million or 13.4% in the quarter ended June 30, 2013, to $5.1 million compared to approximately $5.9 million in the prior year quarter. This decrease was primarily driven by a reduction in non-recurring expenses associated with the recent restatement and related legal matters as well as cost reduction efforts across all areas, and partially offset by the opening of additional retail locations. SG&A from continuing operations, excluding the non-recurring charges related to prior restatements and shareholder lawsuits, was $4.9 million, down approximately 2% compared to the $5.0 million in the prior-year second quarter. Depreciation and amortization increased by approximately $20,000 or 14.1% in the quarter, to $164,000 compared to $144,000 in the prior year quarter. This increase was driven primarily by new assets related to retail location openings being placed into service as well as the move to the new corporate headquarters in April of 2013. The loss before taxes from continuing operations was $1.2 million in the quarter ended June 30, 2013, compared to a loss before taxes from continuing operations of $2.2 million in the prior year quarter.

Net loss in the quarter ended June 30, 2013 was $1.1 million compared to a net loss of $2.4 million in the year-ago quarter, a decrease of $1.3 million. The year-ago results included a $0.2 million loss from discontinued operations, net of taxes.

Year-to-Date 2013 Results

Revenues decreased by $1.3 million or 2.2% in the six months ended June 30, 2013, to $60.1 million, compared to $61.4 million in the same period last year. Revenue increases in the bullion segment and the wholesale watch division were offset by decreases in sales for jewelry, scrap and rare coin segments. In addition, revenue from discontinued operations for Superior Galleries, Inc. was excluded in the amount of $0 and $3.2 million for the year-to-date periods ended June 30, 2013 and 2012, respectively.

Gross profit decreased in the year-to-date period by $1.0 million, to $9.7 million or 16.2% of revenue, compared to $10.7 million or 17.5% of revenue in the prior year period. Selling, general and administrative expenses decreased approximately $1.4 million or 11.7%, to $10.2 million compared to $11.5 million in the prior year quarter. This decrease was primarily driven by a decline in professional fees associated with the recent restatement of financial statements and related legal matters as well as cost reduction efforts across all areas, and partially offset by the opening of additional retail locations. SG&A from continuing operations, excluding the non-recurring charges related to prior restatements and shareholder lawsuits, was $9.9 million, down approximately 5.1% compared to the $10.4 million in the prior-year six month period. Depreciation and amortization increased by approximately $61,000 or 20.5%, to $0.4 million compared to $0.3 million in the prior year period. This increase was driven primarily by new assets related to retail location openings being placed into service and the move to the new headquarters. The loss before taxes from continuing operations was $0.9 million in the six months ended June 30, 2013, compared to a loss before taxes from continuing operations of $1.2 million in the prior year period. Net loss in the six month period was $0.8 million compared to a net loss of $1.9 million in the year-ago period. The year-ago results included a $0.6 million loss from discontinued operations, net of taxes.

Balance Sheet Summary

At June 30, 2013, DGSE Companies had cash and cash equivalents of $2.7 million compared to $4.9 million at December 31, 2012. During this same period, inventories increased to $13.5 million from $11.9 million. Stockholders’ equity decreased 6.3% to $12.3 million at June 30, 2013 compared to $13.1 million at December 31, 2012. The Company’s current ratio was 2.2:1 compared to 2.4:1 at December 31, 2012. Working capital was $9.2 million at June 30, 2013 compared to $10.3 million at December 31, 2012.

Outlook for Second Half 2013

Mr. Vierling commented, “We remain confident that we are strategically well-positioned in the marketplace with a diversified platform for profitable growth. We are also being more selective with our retail location opening schedule as the recent fluctuations in precious metal pricing inevitably influence the pace of our expansion. We will review any upcoming retail location openings to focus on regions where we already have an established presence, to better leverage our advertising spend and drive incremental traffic in these markets. We are also being extremely selective with acquisition opportunities, as many of the opportunities we have reviewed appear to be too limited in the scope of their offerings. We believe the success of the Company will depend on being able to fully leverage our full range of buying and selling activities.”

Mr. Vierling continued, “We continue our strategy of diversifying our product offerings, while still leveraging our core competencies in precious metals, diamonds and jewelry. Some additional areas of focus include testing a third party consumer financing program, adding additional marketing department resources, and exploring new distribution and acquisition opportunities for diamonds. We also continue to leverage our strategic relationship with Elemetal, and explore synergistic opportunities. In addition, we still have access to a significant deferred tax asset related to net operating losses, currently fully reserved on our balance sheet at $8.6 million.”

Mr. Vierling concluded, “We’ve significantly increased our levels of jewelry and diamond inventory, and combined with the recent modest recovery in gold prices, we believe this puts us in a very good position as we move into the second half of 2013.”

Conference Call

DGSE Companies management will conduct a live teleconference to discuss its financial results:

Date:	August 13, 2013
Time:	4:30 p.m. ET/3:30 p.m. CT
Dial-in:	1-888-846-5003 if calling from the United States, or 1-480-629-9856 if dialing internationally.
Replay:	A replay will be available until August 20, 2013, which may be accessed by dialing 1-877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 4633622 to access the replay.
Webcast:	The call will be webcast and will be available by visiting http://public.viavid.com/index.php?id=105578.

About DGSE Companies

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Bullion Express, Charleston Gold & Diamond Exchange, Dallas Gold & Silver Exchange, and Southern Bullion Coin & Jewelry operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Alabama, Florida, Georgia, Illinois, South Carolina, Tennessee and Texas, the Company operates internet websites which can be accessed at www.bullionexpress.com, www.dgse.com, www.cgdeinc.com, and www.sbcoin.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol "DGSE."

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,659,711	$4,911,087
Trade receivables, net of allowances	309,882	718,501
Inventories	13,548,013	11,932,729
Prepaid expenses	220,863	321,709

Total current assets	16,738,469	17,884,026

Property and equipment, net	5,110,792	4,849,937
Intangible assets, net	3,056,077	3,169,840
Other assets	263,646	211,069

Total assets	$25,168,984	$26,114,872

LIABILITIES
Current Liabilities:
Current maturities of long-term debt	$122,421	$146,949
Current maturities of capital leases	68,515	28,285
Accounts payable-trade	4,845,221	3,561,794
Accrued expenses	1,076,406	1,250,319
Customer deposits and other liabilities	1,428,878	2,617,592

Total current liabilities	7,541,441	7,604,939

Line of credit, related party	3,583,358	3,583,358
Long-term debt, less current maturities	1,782,817	1,843,062

Total liabilities	12,907,616	13,031,359

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; 30,000,000 shares authorized; 12,175,584 shares issued and outstanding	121,755	121,755
Additional paid-in capital	34,045,654	34,045,654
Accumulated deficit	(21,906,041)	(21,083,896)
Total stockholders' equity	12,261,368	13,083,513

Total liabilities and stockholders' equity	$25,168,984	$26,114,872

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012

Revenue:
Sales	$29,523,816	$28,584,696	$60,064,962	$61,399,360
Cost of goods sold	25,387,884	24,572,269	50,315,078	50,659,420
Gross margin	4,135,932	4,012,427	9,749,884	10,739,940

Expenses:
Selling, general and administrative expenses	5,143,306	5,936,517	10,166,805	11,519,208
Depreciation and amortization	163,772	143,496	356,656	295,923
	5,307,078	6,080,013	10,523,461	11,815,131

Operating loss	(1,171,146)	(2,067,586)	(773,577)	(1,075,191)

Other expense (income):
Other income, net	(3,212)	(4,319)	(15,359)	(26,660)
Interest expense	52,258	90,405	103,962	181,119
	49,046	86,086	88,603	154,459

Loss from continuing operations before income taxes	(1,220,192)	(2,153,672)	(862,180)	(1,229,650)

Income tax (benefit) expense	(97,635)	53,207	(40,035)	79,810

Loss from continuing operations	(1,122,557)	(2,206,879)	(822,145)	(1,309,460)

Discontinued operations:
Loss from discontinued operations, net of taxes of $0	-	(200,654)	-	(600,822)

Net loss	$(1,122,557)	$(2,407,533)	$(822,145)	$(1,910,282)

Basic net loss per common share:
Loss from continuing operations	$(0.09)	$(0.18)	$(0.07)	$(0.11)
Loss from discontinued operations	-	(0.02)	-	(0.05)
Net loss per share	$(0.09)	$(0.20)	$(0.07)	$(0.16)

Diluted net loss per common share:
Loss from continuing operations	$(0.09)	$(0.18)	$(0.07)	$(0.11)
Loss from discontinued operations	-	(0.02)	-	(0.05)
Net loss per share	$(0.09)	$(0.20)	$(0.07)	$(0.16)

Weighted-average number of common shares
Basic	12,175,584	12,175,584	12,175,584	12,175,136
Diluted	12,175,584	12,175,584	12,175,584	12,175,136

CONTACT:
DGSE Companies, Inc.
Jim Vierling, CEO, 972-587-4021
investorrelations@dgse.com
or
Hayden IR
Brett Maas, 646-536-7331
Managing Partner
brett@haydenir.com